Exhibit 23.4

KPMG LLP Suite 800 1225 17th Street Denver, CO 80202-5598

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 22, 2023, with respect to the consolidated financial statements of DISH Network Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm in the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

November 6, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.